Exhibit 99.1

Kirk Lloyd promoted to Chief Lending Officer – Commercial Real Estate

Dime also announces the departure of Daniel J. Harris

BROOKLYN, NY – January 6, 2017 – Kenneth J. Mahon, Chief Executive Officer and President of Dime Community Bancshares, Inc. (the "Company" or "Dime") (NASDAQ: DCOM), the parent company of Dime Community Bank (the "bank"), is pleased to announce today that Kirk Lloyd has been promoted to Chief Lending Officer – Commercial Real Estate of the bank.

"Kirk is a seasoned and highly regarded lender throughout the New York City broker community, having served as Dime’s primary broker liaison since joining the bank's commercial real estate department in 1995," said Mr. Mahon.

"Kirk is the right person to continue Dime’s broker derived commercial and multifamily real estate division, in which the bank has been an acknowledged leader since the 1980s," continued Mr. Mahon. "He is an experienced, prudent lender who has been at the center of Dime’s outstanding portfolio credit performance. The broker community is the backbone of commercial and multifamily real estate loan placements in the New York area. Kirk's promotion demonstrates our unwavering commitment to our brokers."

Mr. Lloyd will assume the role performed by Daniel J. ("Dan") Harris, the bank's former Chief Lending Officer, who resigned effective January 6, 2017 in order to take a role as Managing Director at a large wealth management firm, after having been affiliated with Dime for eight years. "I'd also like to thank Dan for his contributions to Dime," Mr. Mahon stated, "and we all wish him well in this new chapter of his career."

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $5.82 billion in consolidated assets as of September 30, 2016, and is the parent company of the bank. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

Contact: Anthony Rose, Executive Vice President and Director of Investor Relations, 718-782-6200, extension 5260.